Exhibit 99.1

Bristol-Myers Squibb Announces Cash Tender Offer For Up to $750 Million

Aggregate Principal Amount of its Outstanding Debt Securities

(NEW YORK, November 3, 2010)—Bristol-Myers Squibb Company (NYSE: BMY) announced today that it has commenced a cash tender offer for up to $750 million aggregate principal of specified series of its outstanding debt. In the tender offer, Bristol-Myers Squibb is offering to purchase, under certain conditions and subject to certain limitations, its 6.125% Notes due 2038, its 5.875% Notes due 2036, its 7.15% Debentures due 2023 and its 6.80% Debentures due 2026 (collectively, the “notes”).

The early tender date is 5:00 p.m., New York City time, on November 17, 2010, unless extended. The expiration date of the tender offer is 11:59 p.m., New York City time, on December 2, 2010, unless extended or earlier terminated. The terms, conditions and limitations of the tender offer are described in the Offer to Purchase dated today.

Holders of notes must validly tender and not validly withdraw their notes before the early tender date to be eligible to receive the total consideration (as described below). Tendered notes may only be withdrawn prior to 5:00 p.m., New York City time, on November 17, 2010. Notes tendered after the withdrawal date and before the expiration date may not be withdrawn.

The table below sets forth certain information regarding the notes and the tender offer.

Title of Security	CUSIP No.	Principal Amount Outstanding	Maximum Principal Amount that will be Accepted	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (basis points)
6.125% Notes due May 1, 2038	110122AQ1	$1,000,000,000	$500,000,000	1	4.375% due May 15, 2040	PX8	75 bps

5.875% Notes due November 15, 2036	110122AP3	$959,363,000	$500,000,000	2	4.375% due May 15, 2040	PX8	75 bps

7.15% Debentures due June 15, 2023	110122AA6	$304,150,000	-	3	2.625% due August 15, 2020	PX7	105 bps

6.80% Debentures due November 15, 2026	110122AB4	$331,680,000	-	4	4.375% due May 15, 2040	PX8	55 bps

Tendered notes will be accepted in the order of the acceptance priority levels set forth in the table above, except that the aggregate principal amount of 6.125% Notes and 5.875% Notes accepted will not exceed, in each case, $500 million (the “caps”). Under certain circumstances, Bristol-Myers Squibb will accept tendered notes of one or more series on a pro rata basis as further described in the Offer to Purchase. Bristol-Myers Squibb reserves the right, but is not obligated, to increase the maximum aggregate principal amount of the tender offer or the caps. Tenders of 6.125% Notes and 5.875% Notes will be accepted only in principal amounts equal to $2,000 or integral multiples of $1,000 thereof. Tenders of 7.15% Debentures and 6.80% Debentures will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The total consideration for each $1,000 principal amount of notes tendered and accepted for payment by Bristol-Myers Squibb pursuant to the tender offer will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified in the table above for each series of the notes over the yield based on the bid-side price of the U.S. Treasury Security specified in the table above, as calculated by the dealer managers (identified below) for the tender offer at 10:30 a.m., New York City time, on November 18, 2010. Holders of notes who validly tender their notes after the early tender date will, if such notes are accepted by Bristol-Myers Squibb, receive the tender consideration, which is equal to the total consideration minus $50 per $1,000 principal amount of notes tendered by such holders and accepted for purchase by Bristol-Myers Squibb. Accrued and unpaid interest up to, but excluding, the settlement date will be paid in cash on all validly tendered notes accepted and purchased by Bristol-Myers Squibb in the tender offer. The settlement date for the tender offer is currently expected to be December 3, 2010 or a business day promptly following the expiration date.

Bristol-Myers Squibb has retained Deutsche Bank Securities Inc. and Barclays Capital Inc. to serve as dealer managers for the tender offer and has retained Global Bondholder Services Corporation to serve as depositary and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to Global Bondholder Services Corporation by telephone at (866) 952-2200 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the tender offer may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 or to Barclays Capital Inc. at (800) 438-3242.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Bristol-Myers Squibb by Deutsche Bank Securities Inc. or Barclays Capital Inc., or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding Bristol-Myers Squibb’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, implementation guidance related to the new U.S. health care reform law, governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter. These and other risks are detailed in Bristol-Myers Squibb’s filings with the Securities and Exchange Commission. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contacts

Media: Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com

or

Investors: John Elicker, 609-252-4611, john.elicker@bms.com